As filed with the Securities and Exchange Commission on February 6, 2001
                                                     Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                        MAIN STREET AND MAIN INCORPORATED
             (Exact Name of Registrant as Specified in Its Charter)

         Delaware                                                11-2948370
(State or Other Jurisdiction of                              (I.R.S. Employer
Incorporation or Organization)                            Identification Number)

                        5050 North 40th Street, Suite 200
                             Phoenix, Arizona 85018
                                 (602) 852-9000
          (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)


                               BART A. BROWN, JR.
                             CHIEF EXECUTIVE OFFICER
                                  AND PRESIDENT
                        5050 North 40th Street, Suite 200
                             Phoenix, Arizona 85018
                                 (602) 852-9000
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, Of Agent For Service)

                                   COPIES TO:
                              JEAN E. HARRIS, ESQ.
                           REDFIELD T. BAUM, JR., ESQ.
                             Greenberg Traurig, LLP
                               One East Camelback
                           Phoenix, Arizona 85012-1656
                                 (602) 263-2300

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

====================================================================================================
                                          Proposed Maximum     Proposed Maximum
    Title of Shares      Amount to be    Aggregate Offering       Aggregate            Amount of
   to be Registered       Registered     Price Per Share(1)    Offering Price(2)    Registration Fee
----------------------------------------------------------------------------------------------------
Common Stock,
 par value $.001         21,722 shares         $2.90                $62,994             $15.75
====================================================================================================

(1) Calculated based on the average of the high and low sales prices of our common stock as of February 2, 2001.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PROSPECTUS

                     SUBJECT TO COMPLETION FEBRUARY 6, 2001

                          21,722 SHARES OF COMMON STOCK

                        MAIN STREET AND MAIN INCORPORATED

     Certain stockholders of our company are using this prospectus to offer shares of common stock acquired on their behalf as participants in our 401(k) plan. Some of these stockholders may be considered to be "affiliates" of our company, as defined in Rule 405 under the Securities Act of 1933.

     We expect that sales made pursuant to this prospectus will be made

     *    in broker's transactions;

     *    in transactions directly with market makers; or

     *    in negotiated sales or otherwise.

     The selling stockholders will determine when they will sell their shares, and in all cases they will sell their shares at the current market price or at negotiated prices at the time of the sale. We will not receive any of the proceeds from these sales.

     The brokers and dealers that the selling stockholders utilize in selling these shares may receive compensation in the form of underwriting discounts, concessions, or commissions from the sellers or purchasers of the shares. Any compensation may exceed customary commissions. The selling stockholders and the brokers and dealers that they utilize may be deemed to be "underwriters" within the meaning of the securities laws, and any commissions received and any profits realized by them on the sale of shares may be considered to be underwriting compensation.

     The shares of common stock are listed on the Nasdaq National Market under the symbol "MAIN." On February 2, 2001, the last reported sale price of the common stock as reported on the Nasdaq National Market was $2.90 per share.

                                   ----------

     PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS," BEGINNING ON PAGE 7 OF THIS PROSPECTUS.

                                   ----------

                The date of this prospectus is February __, 2001.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by our company with the commission pursuant to the securities exchange act of 1934 are hereby incorporated by reference, except as superseded or modified herein:

     1. Our annual report on Form 10-K for the fiscal year ended December 27, 1999;

     2. Our quarterly reports on Form 10-Q for the fiscal quarters ended March 27, 2000, June 26, 2000, and September 25, 2000;

     3.   Our proxy statement filed on April 18, 2000; and

     4.   Our  current  reports on Form 8-K filed  July 24,  2000 and August 17,
          2000.

     5. The description of our common stock contained in the registration statement on Form 8-A, which we filed with the SEC on June 29, 1990

     Each document filed subsequent to the date of this prospectus pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act and prior to the termination of the offering shall be deemed to be incorporated by reference in this prospectus and shall be part hereof from the date of filing of such document.

     We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any document described above. Requests for such copies should be directed to Main Street and Main Incorporated, 5050 N. 40th Street, Phoenix, Arizona, 85018, Attention: Investor Relations Department, telephone (602) 852-9000.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is (or is deemed to be) incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement or this prospectus.

                                     SUMMARY

     THE FOLLOWING SUMMARY PROVIDES INFORMATION ABOUT OUR COMPANY. THIS SUMMARY IS NOT COMPLETE. YOU SHOULD CAREFULLY REVIEW THE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES NO EXERCISE OF ANY CURRENTLY OUTSTANDING OR AUTHORIZED STOCK OPTIONS OR WARRANTS.

                                   OUR COMPANY

     We are the world's largest franchisee of T.G.I. Friday's restaurants, currently owning 55 and managing 6 T.G.I. Friday's restaurants. We also own 5 Redfish restaurants and 2 Bamboo Club restaurants.

     T.G.I. Friday's restaurants are full-service, casual dining establishments featuring a wide selection of freshly prepared, popular foods, and beverages served by well-trained, friendly employees in relaxed settings. Menu prices range from $6 to $17 for beef, chicken, and seafood entrees; $6 to $10 for pizzadillas, pasta, wrappers, and oriental and southwestern specialty items; $4 to $9 for salads, sandwiches, and burgers; and $3 to $10 for appetizers and soups.

     T.G.I. Friday's restaurants have been in operation for 36 years. We develop and operate our T.G.I. Friday's restaurants according to specified standards established by the T.G.I. Friday's franchisor. We believe that the uniform development and operating standards of the T.G.I. Friday's system facilitate the efficiency of our restaurants and afford us significant benefits, including the brand-name recognition and goodwill associated with T.G.I. Friday's restaurants.

     Redfish restaurants are full-service, casual dining restaurants that feature a broad selection of New Orleans style fresh seafood, Creole and Cajun cuisine, and traditional southern dishes, as well as a "VooDoo" style lounge, all under one roof. The restaurants offer unique, freshly prepared food that is served quickly and efficiently in a fun-filled New Orleans atmosphere. Each Redfish restaurant's VooDoo lounge features a unique atmosphere decorated with an eclectic collection of authentic New Orleans artifacts, signs, and antiques. Local bands and, occasionally, national touring acts present live rhythm and blues music on weekends. Redfish restaurants are open for lunch and dinner seven days a week from 11 a.m. until 2 a.m.

     Bamboo Club restaurants are full-service, fine dining restaurants that feature an extensive and diverse menu of innovative and tantalizing Pacific Rim cuisine. Bamboo Club restaurants use fresh ingredients and premium herbs and spices in creative combinations to serve high-quality, delicious food and beverages that deliver a unique combination of delicious taste, eye-appealing color, appetizing aroma, and delightful texture. The entire Bamboo Club concept has been designed to deliver a consistent and enjoyable dining experience to each guest in an elegant, upscale atmosphere. The restaurants feature a modern decor that provides a dramatic yet comfortable impression, with food and beverages prepared and served by a highly trained and skilled staff.

     Of our 61 currently owned restaurants, we acquired 31 and developed 30. The following table shows, as of January 17, 2001, information regarding the number of restaurants in each state in which we operate.
                                                                          OWNED
                                OWNED            MANAGED        OWNED     BAMBOO
     STATE                 T.G.I. FRIDAY'S   T.G.I. FRIDAY'S   REDFISH     CLUB
     -----                 ---------------   ---------------   -------     ----
     Arizona.............         9                --             --         2
     California..........        34                 5              1        --
     Colorado............        --                --              1        --
     Illinois............        --                --              1        --
     Kansas..............         3                --             --        --
     Louisiana...........        --                --             --        --
     Missouri............         2                --             --        --
     Nevada..............         4                --             --        --
     New Mexico..........         2                --             --        --
     Ohio................        --                --              2        --
     Texas...............         1                 1             --        --
                                ---               ---            ---       ---
        Totals                   55                 6              5         2

     We own the exclusive rights to develop additional T.G.I. Friday's restaurants in several territories in the western United States. We plan to develop additional T.G.I. Friday's restaurants in our existing development territories, in which we are required to open 27 additional restaurants by December 31, 2003. Our strategy is to

     * capitalize on the brand-name recognition and goodwill associated with T.G.I. Friday's restaurants;

     *    expand our restaurant operations through

          - the development of additional T.G.I. Friday's restaurants in our existing development territories,

          -    the   development   of   additional   Redfish   and  Bamboo  Club
               restaurants, and

          - the acquisition or development of restaurants operating under other restaurant concepts; and

     * increase our profitability by continuing to enhance the dining experience of our guests and improving operating efficiencies.

We may explore opportunities to franchise the Redfish and Bamboo Club concepts to third parties in the future.

     Our principal executive offices are located at 5050 North 40th Street, Suite 200, Phoenix, Arizona 85018, and our telephone number is (602) 852-9000. As used in this prospectus, the terms "we," "our," "us," or "Main Street" refers to Main Street and Main Incorporated and its subsidiaries and operating divisions.

                               RECENT DEVELOPMENTS

RIGHTS OFFERING

     We conducted a rights offering in which we distributed to each person that owned shares of our common stock rights to purchase up to 4,011,740 shares of our common stock. The rights offering terminated on September 20, 2000. Part of the proceeds from the rights offering were used to pay off a $5 million debt acquired in connection with our acquisition of the Bamboo Club restaurants.

ACQUISITION OF BAMBOO CLUB RESTAURANTS

     On July 21, 2000, we acquired the business and substantially all of the assets of two Bamboo Club restaurants operated by two Arizona corporations owned by a sole shareholder. As part of the acquisition, we also acquired the right, title, and interest under, in, and to the "Bamboo Club" name and restaurant concept. The two Bamboo Club restaurants are located in Phoenix and Scottsdale, Arizona. The restaurants offer specialty Pacific Rim cuisine in an upscale atmosphere. We paid a cash purchase price of approximately $12,000,000, which consisted of approximately $3,273,000 for the operating assets and $8,727,000 for the rights and title to the "Bamboo Club" and restaurant concept. In connection with the acquisition, we entered into an agreement with the former owner of the Bamboo Club concept under which the former owner (1) will provide consulting and advisory services to us for one year, subject to extension for up to two additional years on mutually agreeable terms, and (2) agreed that for a period of five years the former owner will not own, manage, operate, promote, or develop (a) any restaurant in Maricopa County, Arizona, or (b) any restaurant employing a Pacific Rim concept anywhere within the continental United States.

     We intend to continue to operate the existing Bamboo Club restaurants, and we currently are developing plans to expand the Bamboo Club concept by opening additional restaurants. We currently do not have definitive plans with respect to the number and timing for any new Bamboo Club restaurants that we may develop. We also may explore opportunities to franchise the Bamboo Club concept to third parties in the future.

THE BAMBOO CLUB CONCEPT

     Bamboo Club restaurants are full-service, fine dining restaurants that feature an extensive and diverse menu of innovative and tantalizing Pacific Rim cuisine. Bamboo Club restaurants use fresh ingredients and premium herbs and spices in creative combinations to serve high-quality, delicious food and beverages that deliver a unique combination of delicious taste, eye-appealing color, appetizing aroma, and delightful texture. The entire Bamboo Club concept has been designed to deliver a consistent and enjoyable dining experience to each guest in an elegant, upscale atmosphere. The restaurants feature a modern decor that provides a dramatic yet comfortable impression, with food and beverages prepared and served by a highly trained and skilled staff.

     Bamboo Club restaurants are open for lunch and dinner, with hours of 11:30 a.m. to midnight Sunday through Thursday and 11:30 a.m. to 1:00 a.m. on Friday and Saturday. The kitchen remains open until 11:00 p.m. Sunday through Thursday and until midnight on Friday and Saturday to accommodate guests who prefer to dine late. Bamboo Club restaurants take reservations and can serve large parties or groups.

MENU

     Bamboo Club restaurants feature a menu of more than 80 items inspired by the diverse and exotic cuisines found in locations such as Bangkok, Canton, Singapore, Seoul, Hong Kong, Indonesia, Hawaii, and other Pacific Rim cities and provinces. The menu includes the following styles of dishes, with a few samples listed below each category:

*  Big Bamboo's Favorites                *  Sizzled
   -- Orange Scallops or Shrimp on          -- Crispy Whole Red Snapper with
      Crispy Spinach                           Ginger and Green Onion Infused
   -- Lemon Grass Chicken, Beef, Shrimp        Oil
      or Scallops                           -- Hawaiian Sweet and Sour Pineapple
   -- Maui Volcano Beef on a Broccoli          Chicken
      Island
   -- Dr. Kate's Honey Garlic Ribs       *  Barbecued
   -- Bamboo Beijing Duck with Asian        -- BBQ Pork with Hot Mustard
      Pancakes                              -- BBQ Long Spare Ribs Cantonese
                                               Style
*  Steamed                                  -- Mixed BBQ Platter Hong Kong Style
   -- Steamed Salmon or Chicken and
      Broccoli in a Black Bean & Garlic  *  Deep Fried
      Sauce                                 -- Coconut Shrimp with Honey
   -- Steamed Whole Red Snapper with           Mustard Sauce
      Ginger and Lite Soya                  -- Chicken and Vegetable Spring
                                               Rolls Vietnamese Style

*  Woked
   -- Bangkok Shrimp with Bamboo Shoots  *  1 1/2 lb. Live Lobster
      and Mushrooms                         -- Saigon Lobster with Lemon Grass
   -- Beef or Chicken with Asparagus in     -- Szechuan Style Lobster Flambe
      Black Bean Sauce
   -- Hawaiian Macadamia Nut Chicken     *  Vegetarian
   -- Woked Vietnamese Beef or Shrimp       -- Kim Chi - Korean Spicy Cabbage
      and Chicken                           -- Three Kinds of Woked Mushrooms

*  Noodled                               *  Salad
   -- Pad Thai - Thai Rice Noodles with     -- Spicy Crackling Calamari Salad
      Chicken and Shrimp                    -- BBQ Duck Salad with Spinach
   -- Cantonese Noodles with Shrimp and        in a Plum Mustard Dressing
      Chicken                               -- Thai Spicy Beef Salad with Greens
   -- Korean Style Beef or Chicken on          and Crispy Rice Noodles with
      Crispy Rice Noodle                       Spinach and Basil

*  Grilled                               *  Fried Rice
   -- Korean Garlic Steak with Roasted      -- Club Special Fried Rice with
      Garlic and Charred Onion                 Shrimp, Pork and Chicken in a
   -- Sizzling Benihana Steak on               Pineapple Boat
      Seasonal Vegetables
   -- Teriyaki Steak with Bean Sprouts
      and Mushrooms

     Each Bamboo Club restaurant also features a full-service bar that serves a variety of popular drinks and liquors, such as martinis and tropical drinks, as well as traditional mixed beverages, fine wines, a wide selection of popular Asian and domestic beers, and fine cigars.

     Menu prices range from $6 to $10 for salads; $5 to $10 for appetizers; and $10 to $29 for entrees. The average guest check is approximately $25 per person. Alcoholic beverage sales account for approximately 25% to 30% of total revenue, depending on the time of year. Take-out orders represent approximately 5% of total revenue. In addition, sales through a third-party delivery service represent approximately 2.8% of total revenue.

RESTAURANT LAYOUT AND STAFFING

     Bamboo Club restaurants have been designed to create a dramatic impression in an atmosphere that is both spacious and intimate. The restaurants' decor features artful lighting, dramatic murals, an eclectic mix of background music, and a general color theme of black, copper, and bamboo to create a "hip," exotic feeling of warmth and color.

     The restaurants also feature an "exhibition kitchen" adjacent to the seating area, where diners can watch highly skilled wok chefs prepare and serve the restaurants' appetizers and entrees. Most dishes are prepared and served within five to ten minutes from the time when the order is placed.

     The two existing Bamboo Club restaurants are located in high-traffic retail shopping environments. Each restaurant contains approximately 5,400 square feet of space in leased facilities, excluding patio areas. Each of these restaurants feature indoor seating and bar area seating for a total of approximately 200 guests, which does not include outdoor patio seating.

     Bamboo Club restaurants have developed an extensive program to train and motivate restaurant employees. The Bamboo Club serving staff are professional, friendly, highly skilled, and knowledgeable about the restaurant's cuisine and menu selections. Servers are trained to make suggestions or recommendations for new or different menu items or combinations that patrons might try, which helps each guest to enjoy a memorable dining experience.

                                  RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, IN ADDITION TO THE OTHER INFORMATION IN THIS REGISTRATION STATEMENT, IN EVALUATING OUR COMPANY AND OUR BUSINESS.

WE DEPEND ON CARLSON WORLDWIDE.

     We currently operate 55 T.G.I. Friday's restaurants as a T.G.I. Friday's franchisee. We also manage an additional six T.G.I. Friday's restaurants for other franchisees. Carlson Restaurants Worldwide, Inc., or Carlson Worldwide, is the franchisor of T.G.I. Friday's restaurants. As a result of the nature of franchising and our franchise agreements with Carlson Worldwide (formerly TGI Friday's, Inc.), our long-term success depends, to a significant extent, on

     * the continued vitality of the T.G.I. Friday's restaurant concept and the overall success of the T.G.I. Friday's system;

     * the ability of Carlson Worldwide to identify and react to new trends in the restaurant industry, including the development of popular menu items;

     * the ability of Carlson Worldwide to develop and pursue appropriate marketing strategies in order to maintain and enhance the name recognition, reputation, and market perception of T.G.I. Friday's restaurants;

     *    the goodwill associated with the T.G.I. Friday's trademark;

     * the quality, consistency, and management of the overall T.G.I. Friday's system; and

     * the successful operation of T.G.I. Friday's restaurants owned by Carlson Worldwide and other T.G.I. Friday's franchisees.

     We believe that the experience, reputation, financial strength, and franchisee support of Carlson Worldwide represent positive factors for our business. We have no control, however, over the management or operation of Carlson Worldwide or other T.G.I. Friday's franchisees. A variety of factors affecting Carlson Worldwide or the T.G.I. Friday's concept could have a material adverse effect on our business. These factors include the following:

     *    any business reversals that Carlson Worldwide may encounter;

     * a failure by Carlson Worldwide to promote the T.G.I. Friday's name or restaurant concept;

     *    the  inability  or  failure  of  Carlson   Worldwide  to  support  its
          franchisees, including our company;

     * the failure to operate successfully the T.G.I. Friday's restaurants that Carlson Worldwide itself owns; or

     * negative publicity with respect to Carlson Worldwide or the T.G.I. Friday's name.

The future results of the operations of our restaurants will not necessarily reflect the results achieved by Carlson Worldwide or its other franchisees, but will depend upon such factors as the effectiveness of our management team, the locations of our restaurants, and the operating results of those restaurants.

FRANCHISE AGREEMENTS IMPOSE RESTRICTIONS AND OBLIGATIONS ON OUR BUSINESS.

     Our franchise agreement with Carlson Worldwide for each T.G.I. Friday's restaurant that we own generally requires us to

     *    pay an initial franchise fee of $50,000;

     *    pay royalties of 4% of the restaurant's gross sales; and

     * spend up to 4% of the restaurant's gross sales on advertising, which may include contributions to a national marketing pool administered by Carlson Worldwide.

During fiscal 1999, Carlson Worldwide required us and its other franchisees to contribute 2.1% of gross sales to the national marketing pool. We must pay or accrue these amounts regardless of whether or not our restaurants are profitable. In addition, the franchise agreements require us to operate our T.G.I. Friday's restaurants in accordance with the requirements and specifications established by Carlson Worldwide. These requirements and specifications relate to a variety of factors, including the following:

     *    the  exterior  and  interior   design,   decor,   and  furnishings  of
          restaurants;

     *    menu selection;

     *    the preparation of food products;

     *    quality of service;

     *    general operating procedures;

     *    advertising;

     *    maintenance of records; and

     *    protection of trademarks.

     If we fail to satisfy these requirements or otherwise default under the franchise agreements, we could be subject to potential damages for breach of contract and could lose our franchise rights for some or all of our T.G.I. Friday's restaurants. We also could lose our rights to develop additional T.G.I. Friday's restaurants.

WE MAY NOT BE ABLE TO COMPLY WITH ALL OF THE REQUIREMENTS OF OUR DEVELOPMENT AGREEMENTS.

     At the beginning of 2000, our development agreements with Carlson Worldwide required us to open at least 27 additional T.G.I. Friday's restaurants by December 31, 2003, including nine by the end of 2001. We opened seven new T.G.I. Friday's restaurants during fiscal 2000. One of these restaurants fulfilled our development requirements for 1999. Accordingly, we renegotiated our development obligations with Carlson Worldwide, and, under the new terms, we must develop nine additional T.G.I. Friday's restaurants by December 31, 2001 and a total of 27 additional T.G.I. Friday's restaurants by December 31, 2003.

     The acquisition of restaurants does not constitute the opening of new restaurants under the development agreements. We may not be able to secure sufficient restaurant sites that we believe are suitable or we may not be able to develop restaurants on sites on terms and conditions that we consider favorable in order to satisfy the requirements of the development agreements. The development agreements give Carlson Worldwide certain remedies in the event that we fail to comply with the development schedule in a timely manner or if we breach the confidentiality or noncompete provisions of the development agreements. These remedies include, under certain circumstances, the right to reduce the number of restaurants we may develop in the related development territory or to terminate our exclusive right to develop restaurants in the related development territory.

     At our request, Carlson Worldwide from time to time has agreed to amend the development schedules to extend the time by which we were required to develop new restaurants in certain development territories. We requested those amendments because we were unable to secure sites that we believed to be attractive on favorable terms and conditions. Carlson Worldwide may decline to extend the development schedule in the future if we experience any difficulty in satisfying the schedule for any reason, including a shortage of capital.

WE FACE RISKS ASSOCIATED WITH THE ACQUISITION AND INTEGRATION OF BAMBOO CLUB AND OTHER ACQUIRED RESTAURANTS WITH OUR EXISTING OPERATIONS.

     We must integrate the operations of our Bamboo Club restaurants with our existing operations in order to enhance revenue, realize cost savings, and achieve anticipated operating efficiencies. Because Bamboo Club restaurants feature a diverse Pacific Rim menu served in an upscale atmosphere, these restaurants present operating requirements that differ from our existing T.G.I.

Friday's and Redfish restaurants, which could result in unanticipated challenges to our management team. We may wish to acquire other complementary restaurant operations in the future. We may not be able to identify suitable acquisition candidates or make acquisitions on commercially acceptable terms. We also cannot provide assurance that we will be able to

     * effectively complete the integration of the Bamboo Club operations or any other acquired businesses with our existing operations;

     * effectively manage the Bamboo Club restaurants or the combined operations of our different restaurant concepts;

     * achieve our operating and growth strategies with respect to these businesses;

     * obtain increased revenue opportunities as a result of the anticipated synergies created by the Bamboo Club and other acquisitions; or

     * reduce the overall selling, general, and administrative expenses associated with acquired operations.

     The integration of the management, personnel, restaurant operations, and facilities of Bamboo Club and any other businesses that we may acquire in the future could involve unforeseen difficulties. These difficulties could disrupt our ongoing business, distract our management and employees, and increase our expenses, which could have a material adverse effect on our business, financial condition, and operating results.

     We conduct due diligence reviews of each acquired business, and we obtain representations and warranties regarding each acquired business. Unforeseen liabilities and difficulties, however, can arise in connection with the operation of acquired businesses. Contractual or other remedies may not be sufficient to compensate us in the event unforeseen liabilities or other difficulties arise.

     We strive to take advantage of the opportunities created by the combination of acquired operations to achieve significant revenue opportunities and substantial cost savings, including increased product offerings and decreased operating expenses as a result of the elimination of duplicative facilities and personnel associated with sales, marketing, administrative, and purchasing functions. Significant uncertainties, however, accompany any business combination. We may not be able to achieve revenue increases; integrate facilities, functions, and personnel in order to achieve operating efficiencies; or otherwise realize cost savings as a result of acquisitions. The inability to achieve revenue increased or cost savings could have a material adverse effect on our business, financial condition, and operating results.

WE FACE RISKS ASSOCIATED WITH THE EXPANSION OF OUR OPERATIONS.

     The success of our business depends on our ability to expand the number of our restaurants, either by developing or acquiring additional restaurants. Our success also depends on our ability to operate and manage successfully our growing operations. Our ability to expand successfully will depend upon a number of factors, including the following:

     * the availability and cost of suitable restaurant locations for development;

     *    the availability of restaurant acquisition opportunities;

     * the hiring, training, and retention of additional management and restaurant personnel;

     *    the availability of adequate financing;

     * the continued development and implementation of management information systems;

     *    competitive factors; and

     *    general economic and business conditions.

     The rate at which we will be able to increase the number of restaurants we operate will vary depending upon whether we acquire existing restaurants or develop new restaurants. The acquisition of existing restaurants depends upon our ability to identify and acquire restaurants on satisfactory terms and conditions. The opening of new restaurants depends upon our ability to

     *    locate suitable sites in terms of

          -    favorable population characteristics,
          -    density and household income levels,
          -    visibility, accessibility, and traffic volume,
          -    proximity  to  demand   generators,   including  shopping  malls,
               lodging, and office complexes, and
          -    potential competition;

     * obtain financing for construction, tenant improvements, furniture, fixtures, and equipment;

     *    negotiate acceptable leases or terms of purchase;

     * secure liquor licenses and zoning, environmental, health, and similar regulatory approvals;

     *    recruit and train qualified personnel; and

     *    manage successfully the rate of expansion and expanded operations.

     Increased construction costs and delays resulting from governmental regulatory approvals, strikes or work stoppages, adverse weather conditions, and various acts of God may also affect the opening of new restaurants. Newly opened restaurants may operate at a loss for a period following their initial opening. The length of this period will depend upon a number of factors, including

     *    the time of year the restaurant is opened,

     *    sales volume, and

     *    our ability to control costs.

     We may not successfully achieve our expansion goals. Additional restaurants that we develop or acquire may not be profitable. In addition, the opening of additional restaurants in an existing market may have the effect of drawing customers from and reducing the sales volume of our existing restaurants in those markets.

WE MAY NEED ADDITIONAL CAPITAL.

     The development of new restaurants requires funds for construction, tenant improvements, furniture, fixtures, equipment, training of employees, permits, initial franchise fees, and additional expenditures. We expect that cash flow from operations, together with financing commitments, will be sufficient to develop the nine T.G.I. Friday's restaurants that our development agreements require us to open by the end of 2001, the one new Redfish restaurant and the one new Bamboo Club restaurant that we plan to open during 2001. We will require funds to develop the additional restaurants that our development agreements require us to open after 2001, to develop and open additional Redfish and Bamboo Club restaurants, and to pursue any additional restaurant development or restaurant acquisition opportunities. In the future, we may seek additional equity or debt financing to provide funds so that we can develop or acquire additional restaurants. Such financing may not be available or may not be available on satisfactory terms. If financing is not available on satisfactory terms, we may be unable to satisfy our obligations under our development agreements with Carlson Worldwide or otherwise to expand our restaurant operations. See "Risk Factors - We may not be able to comply with all of the requirements of our development agreements." While debt financing will enable us to add more restaurants than we otherwise would be able to do, debt financing increases expenses and we must repay the debt regardless of our operating results. Future equity financings could result in dilution to our stockholders.

WE HAVE SIGNIFICANT BORROWINGS.

     We have incurred significant indebtedness in connection with our growth strategy. Our growth strategy has focused on restaurant acquisitions and internal restaurant development. As of December 25, 2000, we had long-term debt of approximately $46.4 million and a working capital deficit of $8.8 million.

     Our borrowings will result in interest expense of approximately $4.2 million in 2001 and $4.5 million in 2002, based on currently prevailing interest rates and assuming the outstanding indebtedness is paid in accordance with the existing payment schedules without any prepayments or additional borrowings. We must make these interest payments regardless of our operating results. Currently, 51 of our restaurants are pledged to secure our debt obligations. We also may seek additional equity or debt financing in the future to provide funds to develop or acquire additional restaurants. See "Risk Factors - We may need additional capital."

WE WILL BE SUBJECT TO THE RISKS ASSOCIATED WITH FRANCHISING OPERATIONS IF WE BEGIN FRANCHISING THE REDFISH OR BAMBOO CLUB CONCEPTS.

     We will be subject to the risks associated with franchising if we begin franchising activities in the future. If we develop a franchising program, our success as a franchisor will depend upon our ability to

     * develop and implement a successful system of concepts and operating standards;

     * attract and identify suitable franchisees with adequate business experience and access to sufficient capital to enable them to open and operate restaurants in a manner consistent with our concepts and operating standards;

     * monitor the operations of our franchisees to ensure compliance with our concepts and operating standards;

     *    identify suitable sites for restaurant development; and

     *    negotiate  favorable  purchasing  terms  with  national   distribution
          companies.

We cannot provide assurance that we would be able to successfully meet these challenges as a franchisor. In addition, as a franchisor we would be subject to a variety of federal and state laws and regulations, including Federal Trade Commission regulations, governing the offer and sale of franchises. These laws and regulations

     * impose registration and disclosure requirements on franchisors in the offer and sale of franchises, and

     *    regulate  the   termination  of  franchises,   the  refusal  to  renew
          franchises, and other substantive aspects of the relationships between franchisors and franchisees.

These laws and regulations could result in significant increased expenses and potential liabilities for our company in the event we engage in franchising activities in the future.

WE FACE RISKS THAT AFFECT THE RESTAURANT INDUSTRY IN GENERAL.

     A variety of factors over which we have no control may affect the ownership and operation of restaurants. These factors include the following:

     * adverse changes in national, regional, or local economic or market conditions;

     *    increased costs of labor or food products;

     *    fuel and other price increases;

     *    competitive factors; the number, density, and location of

     *    competitors;

     *    changing demographics;

     *    changing traffic patterns;

     *    changing consumer tastes, habits, and spending priorities;

     *    the cost and availability of insurance coverage;

     *    management problems;

     *    uninsured losses;

     *    limited alternative uses for properties and equipment;

     *    changes in government regulation; and

     *    weather conditions.

     Third parties may file lawsuits against us based on discrimination, personal injury, claims for injuries or damages caused by serving alcoholic beverages to an intoxicated person or to a minor, or other claims. As a multi-unit restaurant operator, our business could be adversely affected by publicity about food quality, illness, injury, or other health and safety concerns or operating issues at one restaurant or a limited number of restaurants operated under the same name, whether or not we actually own or manage the restaurants in question. We cannot predict any of these factors with any degree of certainty. Any one or more of these factors could have a material adverse effect on our business.

WE FACE INTENSE COMPETITION.

     The restaurant business is highly competitive with respect to price, service, and food type and quality. Restaurant operators also compete for attractive restaurant sites and qualified restaurant personnel and managers. Our restaurants compete with a large number of other restaurants, including national and regional restaurant chains and franchised restaurant systems, as well as with locally owned, independent restaurants. Many of our competitors have greater financial resources, more experience, and longer operating histories than we have.

WE DEPEND UPON OUR SENIOR MANAGEMENT.

     Our success depends, in large part, upon the services of our senior management. The loss of the services of any members of our senior management team could have a material and adverse effect on our business.

WE FACE RISKS ASSOCIATED WITH GOVERNMENT REGULATION.

     Various federal, state, and local laws affect our business. The development and operation of restaurants depend to a significant extent on the selection and acquisition of suitable sites. These sites are subject to zoning, land use, environmental, traffic, and other regulations of state and local governmental agencies. City ordinances or other regulations, or the application of such ordinances or regulations, could impair our ability to construct or acquire restaurants in desired locations and could result in costly delays. In addition, restaurant operations are subject to

     * licensing and regulation by state and local departments relating to health, sanitation, safety standards, and fire codes;

     * federal and state labor laws, including applicable minimum wage requirements, tip credit provisions, overtime regulations, workers' compensation insurance rates, unemployment and other taxes, working and safety conditions, and citizenship requirements; and

     *    state and local licensing of the sale of alcoholic beverages.

     The delay or failure to obtain or maintain any licenses or permits necessary for operations could have a material adverse effect on our business. In addition, an increase in the minimum wage rate, employee benefit costs, or other costs associated with employees could adversely affect our business. We also are subject to the Americans with Disabilities Act of 1990 that, among other things, may require us to install certain fixtures or accommodations in new restaurants or to renovate existing restaurants to meet federally mandated requirements.

     Sales of alcoholic beverages represent an important source of revenue for each of our restaurants. The temporary suspension or permanent loss or the inability to maintain a liquor license for any restaurant would have an adverse effect on the operations of that restaurant. We do not plan to open a restaurant in any location for which we believe we cannot obtain or maintain a liquor license.

                        RISKS RELATED TO OUR COMMON STOCK

THE MARKET PRICE OF OUR COMMON STOCK MAY BE VOLATILE.

     Historically, the market price of our common stock has been volatile. In the future, the market price of our common stock will be subject to wide fluctuations as a result of a variety of factors, including the following:

     * quarterly variations in our operating results or those of other restaurant companies;

     *    changes in analysts' estimates of our financial performance;

     * changes in national and regional economic conditions, the financial markets, or the restaurant industry;

     *    natural disasters; or

     *    other   developments   affecting  our  business  or  other  restaurant
          companies.

     The trading volume of our common stock has been limited, which may increase the volatility of the market price for our stock. In addition, the stock market has experienced extreme price and volume fluctuation in recent years. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons not necessarily related to the operating performances of these companies.

OUR MANAGEMENT CONTROLS A SIGNIFICANT PORTION OF THE VOTING POWER OF OUR COMMON STOCK.

     Our directors and officers currently own, directly or indirectly, approximately 5,683,000 shares, or 40.5%, of our outstanding common stock. These directors and officers also hold options to purchase an aggregate of 1,922,500 shares of common stock at exercise prices ranging from $2.00 to $5.00 per share. As a result, these persons voting together will have significant voting power.

THE EXISTENCE OF STOCK OPTIONS AND WARRANTS MAY ADVERSELY AFFECT THE TERMS OF FUTURE FINANCINGS.

     Stock options to acquire an aggregate of 2,956,000 shares of common stock currently are outstanding. An additional 248,000 have been reserved for issuance upon exercise of options that may be granted under our existing stock option plans. In addition, warrants to acquire 233,916 shares of common stock currently are outstanding. During the terms of those options and warrants, the holders of those securities will have the opportunity to profit from an increase in the market price of our common stock. The existence of options and warrants may adversely affect the terms on which we can obtain additional financing in the future, and the holders of options and warrants can be expected to exercise those options and warrants at a time when, in all likelihood, we would be able to obtain additional capital by offering shares of common stock on terms more favorable to it than those provided by the exercise of such options and warrants.

SALES OF LARGE NUMBERS OF SHARES COULD ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK.

     Sales of substantial amounts of common stock in the public market, or even the potential for such sales, could adversely affect prevailing market prices for our common stock and could adversely affect our ability to raise capital. As of December 25, 2000, there were outstanding 14,044,896 shares of our common stock. All of these shares are freely transferable without restriction under the securities laws, unless they are held by our "affiliates," as that term is defined in the securities laws. Affiliates also are subject to certain of the resale limitations of Rule 144. Generally, under Rule 144, each person that beneficially owns restricted securities with respect to which at least one year has elapsed since the later of the date the shares were acquired from us or one of our affiliates may, every three months, sell in ordinary brokerage transactions or to market makers an amount of shares equal to the greater of 1% of our then-outstanding common stock or the average weekly trading volume for the four weeks prior to the proposed sale of such shares.

WE DO NOT ANTICIPATE THAT WE WILL PAY DIVIDENDS.

     We have never paid any dividends on our common stock, and we do not anticipate that we will pay dividends in the foreseeable future. We intend to apply any earnings to the expansion and development of our business. In addition, the terms of our credit facilities limit our ability to pay dividends on our common stock.

                              PLAN OF DISTRIBUTION

     This prospectus, as appropriately amended or supplemented, may be used from time to time principally by participants in our company's 401(k) plan who were allocated shares of common stock acquired in the open market for their benefit, or by their transferees, pledgees, donees, legatees, heirs, or legal representatives who wish to offer and sell such shares in transactions in which they and any person acting on their behalf through whom such shares are sold may be deemed to be underwriters within the meaning of the securities act. We will receive none of the proceeds from any such sales. We will pay substantially all of the expenses incident to this offering of the shares by the selling stockholders to the public other than commissions and discounts of underwriters, brokers, dealers, or agents.

     There presently are no arrangements or understandings, formal or informal, pertaining to the distribution of the shares described herein. Upon our company being notified by a selling stockholder that any material arrangements have been entered into for the sale of shares, to the extent required, we will file, during any period in which offers or sales are being made, one or more supplements to this prospectus to set forth the names of selling stockholders and any other material information with respect to the plan of distribution not previously disclosed. In addition, any shares which qualify for sale pursuant to
Section 4 of, or Rules 144 or 144A under, the securities act of 1933 may be sold under such provisions rather than pursuant to this prospectus.

     Selling stockholders may sell the shares being offered hereby from time to time in transactions, which may involve crosses and block transactions, on the Nasdaq National Market at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, at fixed prices, or in transactions directly to one or more purchasers, including pledgees in privately negotiated transactions, including sales pursuant to pledges. Selling stockholders may sell some or all of the shares in transactions involving broker-dealers, who may act either as agent or as principal. Broker-dealers participating in such transactions as agent may receive commissions from selling stockholders, and, if they act as agent for the purchaser of such shares, from such purchaser, such commissions computed in appropriate cases in accordance with the applicable rules of the Nasdaq National Market, which commissions may be at negotiated rates where permissible under such rules.

     Participating broker-dealers may agree with selling stockholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker-dealer is unable to do so acting as an agent for selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer's commitment to selling stockholders. In addition or alternatively, shares may be sold by selling stockholders and/or by or through other broker-dealers in special offerings or secondary distributions pursuant to and in compliance with the governing rules of the Nasdaq National Market, and in connection therewith commissions in excess of the customary commissions prescribed by the rules of Nasdaq National Market may be paid to participating broker-dealers, or, in the case of certain secondary distributions, a discount or concession from the offering price may be allowed to participating broker-dealers in excess of the customary commission. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to or through other broker-dealers, including transactions of the nature described in the preceding two sentences) on Nasdaq National Market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive commissions from the purchaser of such shares.

     Selling stockholders will be subject to applicable provisions of the exchange act of 1934 and the rules and regulations thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales of any of the shares by the selling stockholders. All of the foregoing may affect the marketability of the shares.

     If the shares are sold in an underwritten offering, the underwritten and selling group members, if any, may engage in passive market making transactions in our common stock on Nasdaq immediately prior to the commencement of the offering in accordance with Regulation M. Passive market making presently consists of displaying bids on Nasdaq limited by the bid prices of market makers not connected with such offering and purchases limited by such prices and effected in response to order flow. Net purchases by a passive market maker on each day are limited in amount to 30% of the passive market maker's average daily trading volume in our common stock during the period of the two full consecutive calendar months prior to the determination of the offering price in connection with a sale pursuant to this prospectus and must be discontinued when such limit is reached. Passive market making may stabilize the market price of our common stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

     We may agree to indemnify each selling stockholder as an underwriter under the securities act of 1933 against certain liabilities, including liabilities arising under the securities act of 1933. Each selling stockholder may indemnify any broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the securities act of 1933.

                                  LEGAL MATTERS

     The validity of the shares of our common stock offered hereby will be passed upon for us by Greenberg Traurig, LLP, Phoenix, Arizona.

                                     EXPERTS

     The consolidated financial statements of our company as of December 27, 1999 and December 20, 1998 and for each of the three years in the period ended
December 27, 1999 incorporated by reference in this prospectus and in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said reports.

                       WHERE YOU CAN FIND MORE INFORMATION

     We filed a registration statement on Form S-3 with the Securities and Exchange Commission relating to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance we refer you to the copy of the contract or other document filed with the SEC, each such statement being qualified in all respects by such reference

     Our company is subject to the informational requirements of the Exchange Act of 1934, and, in accordance therewith, files reports and other information with the Securities and Exchange Commission. Reports, proxy, and information statements filed by our company with the commission pursuant to the informational requirements of the Exchange Act of 1934 may be inspected and copied at the public reference facilities maintained by the commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60604. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549, at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Our common stock is quoted on The Nasdaq National Market. In addition, reports, proxy statements, and other information concerning our company (symbol: MAIN) can be inspected and copied at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W. Washington, D.C. 20006. The commission also maintains a Web site that contains reports, proxy, and information statements and other materials that are filed through the commission's Electronic Data Gathering, Analysis, and Retrieval system. This Web side can be accessed at http://www.sec.gov.

======================================    ======================================


     NO  DEALER,  SALESPERSON,  OR  ANY             21,722 SHARES
OTHER  PERSON  HAS BEEN  AUTHORIZED  TO
GIVE  ANY  INFORMATION  OR TO MAKE  ANY
REPRESENTATIONS    OTHER   THAN   THOSE
CONTAINED  IN THIS  PROSPECTUS  AND, IF
GIVEN  OR  MADE,  SUCH  INFORMATION  OR
REPRESENTATIONS MUST NOT BE RELIED UPON
AS  HAVING  BEEN   AUTHORIZED   BY  OUR
COMPANY.   THIS   PROSPECTUS  DOES  NOT
CONSTITUTE   AN  OFFER  TO  SELL  OR  A          MAIN STREET AND MAIN
SOLICITATION  OF AN  OFFER  TO BUY  THE              INCORPORATED
SECURITIES   BY  ANY   PERSON   IN  ANY
JURISDICTION  IN  WHICH  SUCH  OFFER OR
SOLICITATION  WOULD BE  UNLAWFUL  OR TO
ANY  PERSON  TO  WHOM  IT IS  UNLAWFUL.
UNDER  NO   CIRCUMSTANCES   SHALL   THE              COMMON STOCK
DELIVERY OF THIS PROSPECTUS OR ANY SALE
MADE PURSUANT TO THIS PROSPECTUS CREATE
ANY   IMPLICATION    THAT   INFORMATION
CONTAINED IN THIS PROSPECTUS IS CORRECT
AS OF ANY TIME  SUBSEQUENT  TO THE DATE
OF THIS PROSPECTUS.

                                                        ------
                ------
                                                      PROSPECTUS

           TABLE OF CONTENTS                            ------


Incorporation of Certain
  Documents by Reference............  2
Prospectus Summary..................  3
Risk Factors........................  7
Plan of Distribution................ 14
Legal Matters....................... 15
Experts............................. 15
Where You Can Find More Information. 15

                                                   FEBRUARY __, 2001

=======================================    =====================================

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses in connection with the offering described in the registration statement. All such expenses are estimates except for the Securities and Exchange Commission registration fee.

     SEC registration fee.....................................         $     16
     Accountants' fees and expenses...........................            5,000
     Legal fees and expenses..................................           10,000
     Printing and engraving expenses..........................              500
     Miscellaneous fees.......................................              484
                                                                       --------
     Total....................................................         $ 16,000
                                                                       ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our restated certificate of incorporation and bylaws provide that we will indemnify and advance expenses, to the fullest extent permitted by the Delaware general corporation law, to each person who is or was a director or officer of our company, or who serves or served any other enterprise or organization at the request of our company.

     Under Delaware law, to the extent that an indemnitee is successful on the merits in defense of a suit or proceeding brought against him or her by reason of the fact that he or she is or was a director, officer, or agent of our company, or serves or served any other enterprise or organization at the request of our company, we shall indemnify him or her against expenses (including attorneys' fees) actually and reasonably incurred in connection with such action.

     If unsuccessful in defense of a third-party civil suit or criminal suit, or if such a suit is settled, an indemnitee may be indemnified under Delaware law against both (i) expenses, including attorneys' fees, and (ii) judgments, fines, and amounts paid in settlement if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of our company, and, with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

     If unsuccessful in defense of a suit brought by or in the right of our company, where the suit is settled, an indemnitee may be indemnified under Delaware law only against expenses (including attorneys' fees) actually and reasonably incurred in the defense or settlement of the suit if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of our company except that if the indemnitee is adjudged to be liable for negligence or misconduct in the performance of his or her duty to our company, he or she cannot be made whole even for expenses unless a court determines that he or she is fully and reasonably entitled to indemnification for such expenses.

     Also under Delaware law, expenses incurred by an officer or director in defending a civil or criminal action, suit, or proceeding may be paid by our company in advance of the final disposition of the suit, action, or proceeding upon receipt of an undertaking by or on behalf of the officer or director to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by our company. We may also advance expenses incurred by other employees and agents of our company upon such terms and conditions, if any, that our board of directors deems appropriate.

ITEM 16. EXHIBITS

Exhibit
Number                    Exhibit
------                    -------

  5.1     Opinion of Greenberg Traurig, LLP
  10.35 Main Street and Main Incorporated 401(k) Profit Sharing Plan. Incorporated by reference to the Company's Registration Statement on Form S-8 filed with the Commission on February 5, 2001.
  23.1    Consent of Independent  Public Accountants - Arthur Andersen LLP
  23.2    Consent of  Greenberg  Traurig,  LLP, is included in Exhibit 5.1
  24      Power  of   Attorney   (included   on  page   II.4  of  this
          Registration Statement)

ITEM 17. UNDERTAKINGS

     (A) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that clauses (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
Section 15(d) of the securities exchange act of 1934 that are incorporated by reference into the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the

Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Phoenix, state of Arizona, on this 6th day of February 2001.

                                      MAIN STREET AND MAIN INCORPORATED

                                      By: /s/ Bart A. Brown, Jr.
                                          --------------------------------------
                                          Bart A. Brown, Jr.
                                          President, and Chief Executive Officer

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, Bart A. Brown, Jr. and Lawrence K. White and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated:

      SIGNATURE                       POSITION                        DATE
      ---------                       --------                        ----

/s/ John F. Antioco            Chairman of the Board            February 6, 2001
------------------------
John F. Antioco

/s/ Bart A. Brown, Jr.         President, Chief Executive       February 6, 2001
------------------------       Officer, and Director
Bart A. Brown, Jr.             (Principal Executive Officer)

/s/ William G. Shrader         Executive Vice President,        February 6, 2001
------------------------       Chief Operating Officer,
William G. Shrader             and Director

/s/ Lawrence K. White          Vice President-Finance           February 6, 2001
------------------------       (Principal Financial
Lawrence K. White              and Accounting Officer),
                               Secretary, and Treasurer

/s/ Jane Evans                 Director                         February 6, 2001
------------------------
Jane Evans

/s/ John C. Metz               Director                         February 6, 2001
------------------------
John C. Metz

/s/ Debbie Bloy                Director                         February 6, 2001
------------------------
Debbie Bloy